Exhibit 99.3

Russian Alcohol Group

International Financial Reporting Standards

Combined Interim Financial Statements

for the period ended 8 July 2008

and Independent Auditor’s Report

Russian Alcohol Group

International Financial Reporting Standards

Combined Interim Financial Statements

Contents

Independent Auditor’s Report

The attached notes from page 6 to page 34 are an integral part of the present combined interim financial statements	i

ZAO PricewaterhouseCoopers Audit
Kosmodamianskaya Nab. 52, Bld. 5
115054 Moscow
Russia
Telephone +7 (495) 967 6000
Facsimile +7 (495) 967 6001
www.pwc.ru

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of the Russian Alcohol Group:

We have audited the accompanying combined interim balance sheet of the Russian Alcohol Group (the “Group”) as of July 8, 2008 and the related combined interim income statement, statement of changes in equity and cash flow statement for the period from January 1, 2008 to July 8, 2008. These combined interim financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined interim financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, the accompanying combined interim financial statements do not include comparative figures for the comparable prior period (January 1, 2007 to July 8, 2007) as required by International Accounting Standard 34 ‘Interim Financial Reporting’.

In our opinion, except for the effects of the matter described in the preceding paragraph, the combined interim financial statements referred to above present fairly, in all material respects, the financial position of the Russian Alcohol Group at July 8, 2008, and the results of its operations and its cash flows for the period from January 1, 2008 to July 8, 2008 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

ZAO PricewaterhouseCoopers Audit

Moscow, Russian Federation

July 10, 2009

Russian Alcohol Group

Combined Interim Balance Sheet

IN THOUSANDS OF UNITED STATES DOLLARS

	Note	8 July 2008
ASSETS

Non-current assets
Property, plant and equipment	7	88,408
Intangible assets	8	2,759
Deferred income tax assets	22	16,451

Total non-current assets		107,618

Current assets
Inventories	9	26,250
Trade accounts receivable	10	266,837
Other accounts receivable and advances	10	42,288
Current income tax prepayments		—
Taxes, other than income tax prepayments	11	1,418
Cash and cash equivalents	12	12,334

Total current assets		349,127

Total assets		456,745

EQUITY AND LIABILITIES

Share capital	13	17,342
Additional paid-in capital		4,975
Retained earnings		6,275
Currency translation reserve		5,755

Total equity		34,347

LIABILITIES

Non-current liabilities
Loans and borrowings	14	2,104
Deferred income tax liabilities	22	418

Total non-current liabilities		2,522

Current liabilities
Loans and borrowings	14	184,247
Trade accounts payable	17	91,897
Other accounts payable	17	18,559
Current income tax liability		2,549
Taxes, other than income tax payable	15	74,252
Current income tax provision	16	23,914
Other provisions for liabilities and charges	16	24,458

Total current liabilities		419,876

Total liabilities		422,398

Total liabilities and equity		456,745

Approved for issue and signed on behalf of the Board of Directors on 10 July 2009.

General Director	Finance director

The attached notes from page 6 to page 34 are an integral part of the present combined interim financial statements

Russian Alcohol Group

Combined Interim Income Statement

IN THOUSANDS OF UNITED STATES DOLLARS

	Note.	For the period ended 8 July 2008
Revenue	18	237,942
Cost of sales	19	(125,772)

Gross margin		112,140

Selling and distribution expenses	20	(61,834)
General and administrative expenses	21	(41,403)
Other operating income		1,147

Operating profit		10,080

Foreign exchange loss, net		(119)
Interest expense		(11,478)

Loss before income tax		(1,517)
Income tax benefit	22	573

Loss for the year		(944)

The attached notes from page 6 to page 34 are an integral part of the present combined interim financial statements	3

Russian Alcohol Group

Combined Interim Statement of Changes in Equity

IN THOUSANDS OF UNITED STATES DOLLARS

	Share capital	Additional paid-in capital	Currency translation reserve	Retained earnings	Total equity
Balance at 31 December 2007	17,229	4,975	4,985	10,626	37,815

Currency translation reserve	—	—	770	—	770
Loss for the period ended 8 July 2008	—	—	—	(944)	(944)

Total profit / (loss) recognized for the period ended 8 July 2008	—	—	770	(944)	(174)

Shares issued	113	—	—	—	113

Distribution of dividends	—	—	—	(3,407)	(3,407)

Balance at 8 July 2008	17,342	4,975	5,755	6,275	34,347

The attached notes from page 6 to page 34 are an integral part of the present combined interim financial statements	4

Russian Alcohol Group

Combined Interim Cash Flow Statement

IN THOUSANDS OF UNITED STATES DOLLARS

Cash flows from operating activities:	For the period ended 8 July 2008
Loss before income tax	(1,517)

Adjustments for:
Depreciation of property, plant and equipment and amortisation of intangible assets	2,797
Loss on sale of property,plant and equipment and other assets	39
Impairment of inventories	9,037
Impairment of trade and other accounts receivable	13,245
Interest expense	11,710
Interest income	(232)
Tax provisions	4,451
Foreign exchange translation differences	(119)

Operating cash flows before working capital changes	39,649

Increase in trade and other accounts receivable	(84,930)
Decrease in inventories	16,036
Decrease in taxes, other than income taxes	16,716
Decrease in taxes, other than income tax prepayments	7,235
Increase in trade and other accounts payable	46,227

Cash generated by operations	40,933

Income taxes paid	(7,815)
Interest paid	(7,375)
Net cash received from operating activities	25,743

Cash flows from investing activities:
Interest received	232
Purchases of property, plant and equipment	(14,806)
Disposal of property, plant and equipment	540
Loans repaid	233
Purchases of intangible assets	(171)

Net cash used by investing activities	(13,972)

Cash flows from financing activities:
Proceeds from loans and borrowings	152,985
Repayment of loans and borrowings	(162,297)
Contributions to share capital	113
Distribution of dividends	(3,407)

Net cash used in financing activities	(12,606)

Effect of foreign exchange rate changes on cash and cash equivalents	2,942

Net increase in cash and cash equivalents	2,106
Cash and cash equivalents, at the beginning of the period	10,228

Cash and cash equivalents, at the end of the period	12,334

The attached notes from page 6 to page 34 are an integral part of the present combined interim financial statements	5

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 1. Russian Alcohol Group and its operations

These combined interim financial statements for the period ended 8 July 2008 are prepared for Group of companies Russian Alcohol (hereinafter referred to as the Group) managed by ZAO Group of Companies Russian Alcohol (the Management Company). The ultimate controlling party of the Group is Cirey Holdings Inc., a private company domiciled in the British Virgin Islands. The combined companies are domiciled mainly in the Russian Federation and were owned either directly or indirectly by Cirey Holdings Inc. throughout the period presented in these combined financial statements.

The Group was established during 2000-2005 as a result of integration of the companies engaged in production and sales of vodka and low-alcohol products. Currently, the Group’s production enterprises are the following: CJSC LVZ Topaz (Pushkino, Moscow region), LLC Pervy Kupazhny Zavod (Tula), LLC Ushba Distillery (Tbilisi, Georgia), CJSC Sibirskiy LVZ (Novosibirsk region) and LLC Bravo Premium low-alcohol cocktail producer (Saint-Petersburg).

The Group has prepared these combined interim financial statements for purposes of inclusion in a Form 8-K to be filed with the SEC as a result of Central European Distribution Corp (“CEDC”) increasing its percentage of ownership of shares to 52.8%. See Note 27, “Events after reporting period”. The reporting period covers the period from 1 January 2008 to the date of the acquisition. Therefore, management of the Group consider that presentation of the combined interim financial statements for the period ended 8 July 2008 with no comparatives is appropriate in the circumstances.

Principal activity

The Group’s principal business activity is production of vodka and low alcohol beverages within the Russian Federation and their sales in the Russian Federation and abroad. The Group is one of the largest Russian producers and distributors of vodka. The Group’s manufacturing facilities are primarily based in the Russian Federation.

Address of registration and business

The Management company is registered at the following address: 1 Eniseyskaya Street, Moscow, 129344, The Russian Federation. The Group’s principal place of business is the Russian Federation.

The principal entities combined within the Group and percentages of direct and indirect ownership interest by Cirey Holdings Inc are as follows:

	Companies	Country of incorporation	Activities	Share of ownership 8 July 2008 and 31 December 2008
1	ZAO Group of Companies Russian Alcohol	Russian Federation	Production and sale of vodka and low alcohol beverages	100.0%
2	Vlaktor Trading Ltd	Cyprus	Trademark ownership	100.0%
3	AUK Holdings Ltd	Cyprus	Trademark ownership	100.0%
4	Ushba Distillery	Georgia	Production and sale of vodka	100.0%
5	OOO Chorniy & Mikola	Ukraine	Sales of vodka	100.0%
6	ZAO LVZ Topaz	Russian Federation	Production and sale of vodka	100.0%
7	OOO Pervy Kupazhny Zavod	Russian Federation	Production and sale of vodka	100.0%
8	ZAO Sibirsky LVZ	Russian Federation	Production and sale of vodka	100.0%
9	OOO Bravo Premium	Russian Federation	Production and sale of low alcohol beverages	100.0%
10	OOO CHOP RAPID BP	Russian Federation	Investigations and security assurance	100.0%
11	OOO CHOP SCHIT Topaz	Russian Federation	Investigations and security assurance	100.0%
12	ZAO Srednerussky LVS	Russian Federation	Investments holder	100.0%
13	OOO Trade House Russian Alcohol North West	Russian Federation	Sale of vodka and low alcohol beverages	100.0%
14	OOO Trade House Russian Alcohol	Russian Federation	Sale of vodka and low alcohol beverages	100.0%
15	OOO Trade House Russian Alcohol Center	Russian Federation	Sale of vodka and low alcohol beverages	100.0%
16	OOO Glavspirttrest	Russian Federation	Patents ownership	100.0%

6

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 2. Operating environment of the Group

The Group through its operations has significant exposure to Russia’s economy and financial markets.

Russian Federation. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation. Despite strong economic growth in recent years, the financial situation in the Russian market significantly deteriorated during 2008, particularly in the fourth quarter. As a result of global volatility in financial and commodity markets, among other factors, there has been a significant decline in the Russian stock market since mid-2008. Since September 2008, there has been increased volatility in currency markets and the Russian Rouble (RR) has depreciated significantly against some major currencies. The official US Dollar (USD) exchange rate of the Central Bank of the Russian Federation (CBRF) increased from RR 25.37 at 1 October 2008 to RR 29.38 at 31 December 2008.

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations and frequent changes, and other legal and fiscal impediments contribute to the challenges faced by entities currently operating in the Russian Federation. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group.

Impact of the ongoing global financial and economic crisis. The ongoing global financial and economic crisis that emerged out of the severe reduction in global liquidity which commenced in the middle of 2007 (often referred to as the “Credit Crunch”) has resulted in, among other things, a lower level of capital market funding, lower liquidity levels across the banking sector and wider economy, and, at times, higher interbank lending rates and very high volatility in stock and currency markets. The uncertainties in the global financial markets have also led to failures of banks and other corporates, and to bank rescues in the United States of America, Western Europe, Russia and elsewhere. Since September 2008 several large Russian banks have been acquired by state-controlled banks and companies due to their liquidity problems. The full extent of the impact of the ongoing financial crisis is proving to be difficult to anticipate or completely guard against.

The availability of external funding in financial markets has significantly reduced since August 2007. Such circumstances may affect the ability of the Group to obtain new borrowings and re-finance its existing borrowings at terms and conditions similar to those applied to earlier transactions.

Debtors of the Group may be adversely affected by the financial and economic environment, which could in turn impact their ability to repay the amounts owed. Deteriorating economic conditions for customers may also have an impact on management’s cash flow forecasts and assessment of the impairment of financial and non-financial assets. To the extent that information is available, management has properly reflected revised estimates of expected future cash flows in its impairment assessments.

Management is unable to determine reliably the effects on the Group’s future financial position of any further deterioration in the liquidity of the financial markets and the increased volatility in the currency and equity markets. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business in the current circumstances.

Seasonality of operations. The Group operations are subject to seasonal fluctuations with sales volumes biased to the second half of the year. The first half year typically results in lower revenues and results for the Group.

Note 3. Summary of significant accounting policies

Basis of preparation

These Combined Interim Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board including International Accounting Standards (“IAS”) issued by the International Accounting Standards Committee and Interpretations issued by the Standing Interpretations Committee and International Financial Reporting Committee. These policies have been consistently applied, unless otherwise stated. See Note 5, Adoption of New or Revised Standards and Interpretations.

Going concern

The accompanying financial statements have been prepared on the basis that the Group will continue as a going concern, whereby the realization of assets and the settlement of liabilities takes place in the regular course of business. These financial statements do not contain any adjustments that could have been required, if the Group were not able to continue as a going concern.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

The principal accounting policies applied in the preparation of these combined interim financial statements are set out below. These policies have been consistently applied, unless otherwise stated.

Basis of combination. The Combined Interim Financial Statements present the financial position, results of operations, changes in equity and cash flows of the group of companies and their subsidiaries as if they comprise a reporting entity, owned by the same ultimate shareholder – Cirey Holdings Inc (either directly or through private companies) constituting the alcohol production, distribution and sales businesses acquired by Pasalba Limited on 9 July 2008. As the management company company Cirey Holdings Inc and an intermediate holding company LVZ Holdings were not aquired by Pasalba Limited the accompanying combined interim financial statements contain only data of subsidiaries. The combined entities have been managed together as a single economic entity during the reporting period, therefore the management believes that the Group can be seen as a reporting entity. Certain companies owned by Cirey Holdings Inc were not part of this acquisition and have not been managed together hence were not included in these Combined Interim Financial Statements.

The combination has been achieved by adding together the assets, liabilities, revenues and expenses of the companies under the common control, subject to elimination of transactions between combined entities. The components of equity of the combined entities that are not subsidiaries or sub-subsidiaries of any of the Group entities are added to the same components within Group equity.

Financial instruments – key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. For assets and liabilities with offsetting market risks, the Group may use mid-market prices as a basis for establishing fair values for the offsetting risk positions and apply the bid or asking price to the net open position as appropriate. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these financial statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Classification of financial assets. The Group classifies its financial assets into the following measurement categories: loans and receivables and available-for-sale investments.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category.

Classification of financial liabilities. The Group classifies its financial liabilities into the following measurement categories: (a) borrowings and payables and (b) other financial liabilities, all of which are carried at amortised cost.

Initial recognition of financial instruments. Borrowings, payables and other liabilities are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at trade date, which is the date that the Group commits to deliver a financial asset. All other purchases and sales are recognised on the settlement date with the change in value between the commitment date and settlement date not recognised for assets carried at cost or amortised cost; recognised in profit or loss for trading investments; and recognised in equity for assets classified as available for sale.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Transaction costs. Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial instrument. An incremental cost is one that would not have been incurred if the transaction had not taken place. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Amortised cost. Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related balance sheet items.

The effective interest method. The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Available for sale investments. Available for sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in comprehensive income statement. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and inflow of benefits is probable. All other elements of changes in the fair value are deferred in equity until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from equity to profit or loss.

Impairment losses are recognised in the combined interim income statement when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss – is removed from equity and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in income statements, the impairment loss is reversed through current period’s income statement.

Loans given and receivable. Loans given and receivables represent non-derivative financial assets with fixed or determinable payments unquoted in the market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. The Group’s loans and receivables comprise ‘trade and other receivables’ and cash and cash equivalents in the balance sheet.

Loans given and receivables are carried at amortized cost which approximates to the amount of the invoice issued less impairment provision. Long-term accounts receivable are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method less provision for impairment. Interest income is recognized using the effective interest method less short-tem accounts receivable when the recognition of interest is not material.

Property, plant and equipment. Property, plant and equipment are stated at the actual cost of acquisition or production of an asset, less depreciation and impairment loss. Historical cost includes expenditure that is directly attributable to the acquisition or production of assets.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the asset can be measured reliably. All other repairs and maintenance are charged to the combined income statement during the financial period in which they incurred.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Costs of minor repairs and maintenance are expensed when incurred. Costs of replacing major parts or components of property, plant and equipment items are capitalised and the replaced part is retired.

At each reporting date management assesses whether there is any indication of impairment of property, plant and equipment. If any such indication exists, management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised in the combined income statement. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains or losses on disposal of an asset shall be determined as the difference between the proceeds and the carrying amount of the asset and are recognised in the combined interim income statement.

Depreciation. Land and construction in progress are not depreciated. Depreciation of other assets is calculated using the straight-line method by writing-off evenly their historical cost over their estimated useful lives, namely:

Useful life in years
Buildings and constructions	20-50
Machinery and equipment	10-20
Motor vehicles	10-15
Other	5-8

If an asset includes several components having different useful lives, these components are recorded as separate assets.

The residual value of an asset is the estimated amount that the Group would currently obtain from disposal of the asset less the estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life. The residual value of an asset is nil if the Group expects to use the asset until the end of its physical life. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Incomplete capital expenditures are represented by assets under acquisition or construction and recorded at actual cost. The cost includes cost of purchased assets, construction assets and other direct expenses. Incomplete capital expenditures are not depreciated until completion of acquisition (construction) and adjusting the asset to the condition suitable for operation.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor to the Group, the total lease payments are charged to income statement on a straight-line basis over the period of the lease. The lease term is the non-cancellable period for which the lessee has contracted to lease the asset together with any further terms for which the lessee has the option to continue to lease the asset, with or without further payment, when at the inception of the lease it is reasonably certain that the lessee will exercise the option.

Intangible assets. The Group’s intangible assets comprise trademarks, computer software and licenses.

Development costs that are directly associated with identifiable and unique software controlled by the Group are recorded as intangible assets if an inflow of incremental economic benefits exceeding costs is probable. Capitalised costs include staff costs of the software development team and an appropriate portion of relevant overheads. All other costs associated with computer software, e.g. its maintenance, are expensed when incurred.

Useful lives of the trademarks were determined based on the operating environment and management’s plans to develop and promote those trademarks. The useful life of licenses is the period of their validity, useful life of software corresponds to its economic feasibility.

Intangible assets are amortised on a straight-line basis over their estimated useful lives:

Useful lives in years
Trade marks	5-20
Licenses	5
Software	3-5

The Group investigates if there are indications of impairment at each reporting date or more frequently. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less costs to sell.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Income tax. Current income tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods.

Income taxes have been provided for in the financial statements in accordance with legislation enacted or substantively enacted by the balance sheet date. The income tax charge comprises current tax and deferred tax and is recognised in the income statement except if it is recognised directly in equity because it relates to transactions that are also recognised, in the same or a different period, directly in equity.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Uncertain tax positions. The Group’s uncertain tax positions are reassessed by management at every balance sheet date. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the balance sheet date and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the balance sheet date.

Inventories. Inventories include raw and other materials, work in progress, finished goods, goods for resale. Inventories are recorded at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. The cost of finished goods and work in progress comprises raw material, direct labour, other direct costs and related production overheads (based on normal operating capacity) but excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less the cost of completion and selling expenses.

Share capital. Ordinary shares of each entity combined are classified as share capital. Incremental costs directly attributable to the issue of new shares are shown in equity as a reduction, net of tax, from the proceeds. The components of equity of the combined entities that are not subsidiaries or sub-subsidiaries of any of the Group entities are added to the same components within Group equity.

Trade and other receivables. Trade and other receivables are carried at amortised cost using the effective interest method. A provision for impairment of receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The change in the provision is recognised in the combined interim income statement . The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any. The following other principal criteria are also used to determine whether there is objective evidence that an impairment loss has occurred:

•	any portion or instalment is overdue and the late payment cannot be attributed to a delay caused by the settlement systems;

•	the counterparty experiences a significant financial difficulty as evidenced by its financial information that the Group obtains;

•	the counterparty considers bankruptcy or a financial reorganisation;

•	there is adverse change in the payment status of the counterparty as a result of changes in the national or local economic conditions that impact the counterparty; or

•	the value of collateral, if any, significantly decreases as a result of deteriorating market conditions.

The Group assesses receivables from its major customers for impairment on a case by case basis at each reporting date. For other customers an overall assessment approach is adopted taking account of receivables ageing and of any increase or reduction in risks associated with the changes in overall economic conditions prevailing in Russia.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in the income statement.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. Prepayments to acquire assets are transferred to the carrying amount of the asset once the Group has obtained control of the asset and it is probable that future economic benefits associated with the asset will flow to the Group Other prepayments are written off to profit or loss when the goods or services relating to the prepayments are received. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit and loss.

Cash and cash equivalents. Cash and cash equivalents include cash in hand, deposits held at call with banks, and other short-term highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at amortised cost using the effective interest method.

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the balance sheet on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables impairment loss is recorded for the gross amount of the debtor including VAT.

Borrowings. Borrowings are carried at amortised cost using the effective interest method. Interest costs on borrowing to finance construction of property, plant and equipment are recognized as an expense on a time proportion basis using the effective interest method. The Group does not capitalise borrowing costs.

Trade and other accounts payable. Trade accounts payable are accrued when the counterparty performs its obligations under the contract and are carried at amortised cost using the effective interest method

Provisions for liabilities and charges. Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

Functional and Presentation currency. The functional currency of each of the Group’s combined entities is the currency of the primary economic environment in which the entity operates which is generally the Russian Federation. The Management Company’s functional currency is Russian roubles (RR) and the Group’s presentation currency is the Dollar of the United States of America (USD). The use of presentation currency that is different from functional currency is made due to the requirements of shareholders. All financial information presented in USD has been rounded to the nearest thousand.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Foreign currency translation. At 8 July 2008, the official rate of exchange of the Russian Rouble (“RR”), as determined by the Central Bank of the Russian Federation (CBRF), was US dollar (USD) 1=RR 23.5589 (31 December 2007 USD 1=RR 24.5462). The official Euro to RR exchange rate at 8 July 2008, as determined by the CBRF, was Euro (EUR) 1=RR 36.8131 (31 December 2007 EUR 1=RR 35.9332). Exchange restrictions and currency controls exist relating to converting the RR into other currencies. The RR is not freely convertible in most countries outside of the Russian Federation.

The functional currency of each of the Group’s combined entities is the currency of the primary economic environment in which the entity operates which is generally the Russian Federation.

Monetary assets and liabilities denominated in foreign currencies are translated into the Group entity’s functional currency at the official exchange rate of the CBRF at the respective balance sheet dates. Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities denominated in foreign currencies into functional currency at official exchange rates of the CBRF at balance sheet date are recognised in profit or loss.

Translation at period end rates does not apply to non-monetary items that are measured at historical cost. Effects of exchange rate changes on non-monetary items measured at fair value in a foreign currency are recorded as part of the fair value gain or loss.

Translation from functional into presentation currency. The results and financial position of each group entity (the functional currency of none of which is a currency of a hyperinflationary economy) are translated into the presentation currency as follows:

(i)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii)	income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions);

(iii)	all resulting exchange differences are recognised as a separate component of equity.

At 8 July 2008 the rate of exchange used for translating foreign currency balances was USD 1 = RR 23.5589 (31 December 2007: USD 1 = RR 24.5462).

From 31 December 2007 through 8 July 2008 the principal average rate of exchange used for translating income and expenses was USD 1 = RR 23.9185.

Revenue recognition. Revenues from sales of goods are recognised at the point of transfer of risks and rewards of ownership of the goods. If the Group agrees to transport goods to a specified location revenue is recognised when the goods are passed to the customer at the destination point.

Sales of services are recognised in the accounting period in which the services are rendered, by reference to stage of completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided.

Revenues are recognised net of value added tax, excise and discounts.

Revenues are measured at the fair value of the consideration received or receivable. When the fair value of products received in a barter transaction cannot be measured reliably, the revenue is measured at the fair value of the products or service given up.

Interest income is recognised on a time-proportion basis using the effective interest method.

Dividends. Dividend distribution to the Group’s shareholders is recognised as a liability in the Group’s combined financial statements in the period in which the dividends are approved by the Group entities’ shareholders.

Employee benefits. Wages, salaries, contributions to the Russian Federation state pension and social insurance funds, paid annual leave and sick leave, bonuses, termination benefits and non-monetary benefits (such as health services and kindergarten services) are accrued in the period in which the associated services are rendered by the employees of the Group. No discretionary pensions and other post-employment benefits are provided by the Group.

Offsetting. Financial assets and liabilities are offset and a net amount is recorded in the balance sheet only when there is a legally enforceable right to offset the recognized amounts, and there is intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously.

Segment reporting. The Group does not prepare segment reporting as equity and debt securities of the Group entities are not quoted and the Group entities do not issue equity or debt securities in open securities markets.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 4. Critical accounting estimates and judgements in applying accounting policies

The Group makes estimates and assumptions that affect the amounts recognised in the financial statements and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgements are continually evaluated and are based on management’s experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements apart from those involving estimations in the process of applying the accounting policies. Judgments which have the most significant effect on the amounts recognised in the combined financial statements and estimates which can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year, include:

Tax legislation. Russian tax, currency and customs legislation is subject to varying interpretations (See Note 26).

Deferred income tax asset recognition. The net deferred tax asset represents income taxes recoverable through future revenues and is recorded on the combined balance sheet. Deferred income tax assets are recorded to the extent that realisation of the related tax benefit is probable. The future taxable profits and the amount of tax benefits that are probable in the future are based on medium term business plan prepared by management and extrapolated results thereafter. The business plan is based on management expectations that are believed to be reasonable under the circumstances. Key assumptions used for business plan are:

•	continued growth in the sales of the Group’s core brands,

•	no significant or step changes in rules and methods of collection of taxes in Russian Federation,

•	ability to “pass through” normal inflationary cost increase,

•	no significant changes in the way that the Group does business, and distributes its products.

Initial recognition of related party transactions. In the normal course of business the Group enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgement is applied to determine whether transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgement is pricing for similar types of transactions with unrelated parties and effective interest rate analyses.

Assumptions to determine provisions. Tax provisions are accrued based on estimates of the probability of an event, existing practice of tax litigations and legislation related to penalties and interest (See Note 16).

Useful lives of property, plant and equipment. Useful lives were determined based on the technical characteristics of assets and the technological nature of their utilisation. Changes in the production technology and other factors could have an impact on the length of use of the Group’s assets.

Inventory obsolescence. The Group operates in the fast moving consumer goods sector. Stock holding policies are maintained and enforced to minimise the risk of obsolescence. Where obsolescence arises this is normally the result of management decisions to discontinue or update particular stock keeping units (SKUs). In this case the transition is planned so as to minimise obsolete materials and/or finished goods, and any obsolete stock remaining is written down to net realisable value.

Note 5. Adoption of new or revised standards and interpretations

The following interpretations of the issued standards are mandatory for accounting periods beginning from 1 January 2008. These interpretations did not have a significant effect on the Group’s Combined Interim Financial Statements.

IFRIC 11, IFRS 2—Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007);

IFRIC 12, Service Concession Arrangements (effective for annual periods beginning on or after 1 January 2008); and

IFRIC 14, IAS 19—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective for annual periods beginning on or after 1 January 2008).

The following new Amendment to Standard is not yet effective for accounting periods beginning from 1 January 2008 and was early adopted in preparing these Combined Interim Financial Statements.

Puttable Financial Instruments and Obligations Arising on Liquidation—IAS 32 and IAS 1 Amendment (effective for annual periods beginning on or after 1 January 2009). The amendment requires classification as equity of some financial instruments that meet the definition of financial liabilities.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Certain new standards and interpretations have been published that are mandatory for the Group’s accounting periods beginning on or after 1 January 2009 or later periods and which the Group has not early adopted:

IFRS 8, Operating Segments (effective for annual periods beginning on or after 1 January 2009). The standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. The Group does not expect the standard to affect its financial statements.

IAS 23, Borrowing Costs (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. The Group is currently assessing the impact of the amended standard on its financial statements.

IAS 1, Presentation of Financial Statements (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IAS 27, Consolidated and Separate Financial Statements (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Group is currently assessing the impact of the amended standard on its financial statements.

Vesting Conditions and Cancellations—Amendment to IFRS 2, Share-based Payment (issued in January 2008; effective for annual periods beginning on or after 1 January 2009). The amendment clarifies that only service conditions and performance conditions are vesting conditions. Other features of a share-based payment are not vesting conditions. The amendment specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The Group does not expect the amendment to have a material effect on its financial statements.

IFRS 3, Business Combinations (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer will have to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. Any business combinations after 1 July 2009 will be accounted for under new standard.

IFRIC 13, Customer Loyalty Programmes (effective for annual periods beginning on or after 1 July 2008). IFRIC 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement using fair values. IFRIC 13 is not relevant to the Group’s operations because no Group companies operate any loyalty programs.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

IFRIC 15, Agreements for the Construction of Real Estate (effective for annual periods beginning on or after 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognise revenue on such transactions. The amendments will not have any impact on the Group’s combined financial statements.

IFRIC 16, Hedges of a Net Investment in a Foreign Operation (effective for annual periods beginning on or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. IFRIC 16 will not have any impact on the financial statements as the Group does not apply hedge accounting.

Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate—IFRS 1 and IAS 27 Amendment (issued in May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognised in profit or loss rather than as a recovery of the investment. The amendments will not have any impact on the Group’s combined financial statements.

Eligible Hedged Items—Amendment to IAS 39, Financial Instruments: Recognition and Measurement (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group’s financial statements as the Group does not apply hedge accounting.

Improvements to International Financial Reporting Standards (issued in May 2008). In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Group does not expect the amendments to have any material effect on its financial statements.

IFRIC 17, Distribution of Non-Cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognised in profit or loss when the entity settles the dividend payable. IFRIC 17 is not relevant to the Group’s operations because it does not distribute non-cash assets to owners.

IFRIC 18, Transfers of Assets from Customers (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 is not expected to have any impact on the Group’s financial statements.

Improving Disclosures about Financial Instruments—Amendment to IFRS 7, Financial Instruments: Disclosures (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. The entity will be required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. An entity will further have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. The Group is currently assessing the impact of the amendment on disclosures in its financial statements.

Embedded Derivatives—Amendments to IFRIC 9 and IAS 39 (effective for annual periods ending on or after 30 June 2009). The amendments clarify that on reclassification of a financial asset out of the ‘at fair value through profit or loss’ category, all embedded derivatives have to be assessed and, if necessary, separately accounted for. This amendment is not expected to have any impact on the Group’s financial statements.

Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. The Group does not expect the amendments to have any material effect on its financial statements.

Unless otherwise described above, the new standards and interpretations are not expected to significantly affect the Group’s financial statements.

Note 6. Balances and transactions with related parties

Parties are generally considered to be related if the parties are under common control, or if one party has the ability to control the other party or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship, attention is directed to the nature of the relationship, not merely the legal form. Information about the immediate parent and the ultimate controlling party of the Group is disclosed in Note 1.

The nature of the related party relationships for those related parties with whom the Group entered into significant transactions or had significant balances outstanding at 8 July 2008 are detailed below.

List of related parties:

Name	Nature of relationship
Cirey Holdings Inc.	Ultimate controlling party
ZAO NPK Topaz,	Entity under common control
OOO Top-Rei,	Entity under common control
OOO Russian Alcohol – Sibirskaya	Entity under common control
LVZ Holdings Ltd.	Immediate parent company
Black Gold Trading and Finance Corp.	Entity under common control
Guento Portfolio Corp.	Entity under common control
Arden Global S.A.	Entity under common control
OOO “NIT”	Entity under common control
OOO Ecotorg	Other related party

17

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

At 8 July 2008 the outstanding balances with related parties were as follows:

	Ultimate and intermediate controlling party	Entities under common control	Other related parties
Accounts receivable	—	1,581	22
Accounts payable	1,711	—	—
Advances received	—	5	—

At 31 December 2007 the outstanding balances with related parties were as follows:

	Ultimate and intermediate controlling party	Entities under common control	Other related parties
Loans provided to related parties	103	1,251	—
Accounts receivable	823	2,811	—
Accounts payable	1,243	83	9

Other related parties are mainly represented by the parties, which control or exercise significant influence over the entities combined.

Key management compensation is presented below:

	For the period ended 8 July 2008
	Expense	Accrued liability
Short-term benefits:
- Salaries	378	409

Total	378	409

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 7. Property, plant and equipment

Movements in the carrying amount of property, plant and equipment were as follows:

	Land plots	Buildings and Constructions	Machinery and equipment	Motor vehicles	Other	Construction in progress	Total
Cost at 31 December 2007	409	13,397	24,914	5,640	3,845	30,265	78,470

Additions	375	472	2,033	663	436	15,229	19,208
Transfers	—	13,948	15,109	501	142	(29,700)	—
Disposal	—	(1)	(828)	(226)	(329)	402	(982)
Translation difference	24	884	1,273	254	245	901	3,581

Cost at 8 July 2008	808	28,700	42,501	6,832	4,339	17,097	100,277

Depreciation at 31 December 2007	—	2,278	4,225	1,219	1,432	—	9,154

Depreciation for the period:	—	429	1,271	439	509	—	2,648
Depreciation of disposed assets	—	(1)	(283)	(70)	(49)	—	(403)
Translation difference	—	143	214	56	57	—	470

Depreciation at 8 July 2008	—	2,849	5,427	1,644	1,949	—	11,869

Net book value at 31 December 2007	409	11,119	20,689	4,421	2,413	30,265	69,316

Net book value at 8 July 2008	808	25,851	37,074	5,188	2,390	17,097	88,408

Construction in progress includes advances to construction companies and suppliers of property, plant and equipment of USD 5,786 thousand (net of VAT) and USD 2,309 thousand (net of VAT) as of 8 July 2008 and 31 December 2007 respectively.

Depreciation expense for the period ended 8 July 2008 has been charged to the cost of sales in the amount of 1,421 USD thousand, to selling expenses in the amount of 339 USD thousand, to administrative expenses in the amount of 1,037 USD thousand.

At 8 July 2008 and 31 December 2007 part of property, plant and equipment has been pledged to third parties as collateral for borrowings (See Note 14).

	8 July 2008
	Carrying amount	Collateral value
Machinery and equipment	21,280	20,606
Buildings, Constructions and
Land plots	3,275	6,857

Total	24,555	27,463

The amount of collateralized loans is USD 84,786 thousand as at 8 July 2008.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 8. Intangible assets

	Trademarks and Patents	Licenses	Software	Other	Total
Cost at 31 December 2007	1,803	599	708	168	3,278

Additions	2	36	249	149	436
Disposals	—	(46)	(93)	(126)	(265)
Translation difference	25	75	8	31	139

Cost at 8 July 2008	1,830	664	872	222	3,588

Amortisation at 31 December 2007	220	221	163	47	651

Amortization for the period	3	69	44	33	149
Translation effect	—	22	2	5	29

At 8 July 2008	223	312	209	85	829

Net book value at 31 December 2007	1,583	378	545	121	2,627

Net book value at 8 July 2008	1,607	352	663	137	2,759

Note 9. Inventories

8 July 2008
Materials and supplies	14,548
Work in progress	291
Finished goods	20,079
Other inventories	1,614
Less: impairment provision	(10,282)

Total inventories	26,250

As of 8 July 2008 inventories in the amount of USD 3,408 thousand of carrying value (pledged value of USD 2,212 thousand) were pledged as collateral under bank loan facilities. As of 31 December 2007 inventories in the amount of USD 26,864 thousand of carrying value (pledged value of USD 17,488 thousand) were pledged as collateral under bank loan facilities.

The cost of inventories in the custody of third parties as of 8 July 2008 was USD 16,491 thousand (as of 31 December 2007 USD 13,890 thousand).

Note 10. Trade and other accounts receivable and advances

Trade accounts receivable are presented below:

8 July 2008
Accounts receivable	282,883
Less: impairment provision	(16,046)

Total trade accounts receivable	266,837

20

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Other accounts receivable are presented below:

8 July 2008
Financial assets
Other accounts receivable	11,262
Less: impairment provision	—

Other accounts receivable, net	11,262

Loans receivable	5,286
Less: impairment provision	(1,131)

Loans receivable, net	4,155

Non-financial assets
VAT Recoverable	15,231
Advances issued	10,410
Prepaid expenses	969
Other current assets	261

Non-financial assets	26,871

Total other accounts receivable and advances	42,288

For the period ended 8 July 2008
Impairment provision for trade accounts receivable at 31 December 2007	(3,598)
Impairment charge during the period	(12,114)
Translation effect	(334)

Provision for impairment for trade accounts receivable at 8 July 2008	(16,046)

Management believes that advances issued to suppliers, VAT recoverable from the budget related to purchased property, plant and equipment, goods and services, other accounts receivable net of expenses for bad debt are not exposed to the value risk and are recoverable within 12 months after the reporting date.

The debt repayment period is from 30 to 120 days, depending on a customer (retail-wholesale trading). The average period of payment delay provided after the sale of goods is 60 days. Interest is not accrued on trade receivables.

Included in the Group’s trade receivable balance are debtors with a carrying amount of USD 63,512 thousand at 8 July 2008 (31 December 2007: USD 9,403 thousand) which are past due at the reporting date for which the Group has not provided as there has not been a significant change in credit quality and the amounts are still considered recoverable. The Group does not hold any collateral over these balances. The average age of these receivables is 87 days. Accounts receivable which are past due but not impaired are aged between 60 and 90 days.

While choosing each new buyer, the Group applies internal procedures for the assessment of their creditworthiness. The Group takes into account the client’s reputation, external information on the client’s involvement in legal proceedings etc. Credit limits are set for all major clients as an absolute amount of credit that can be advanced and also separately in terms of the credit terms that must be adhered to. The Group has a number of clients with which it cooperates for several years. According to assessments by Group’s management all the outstanding accounts receivable are “A” rated, which implies prior business relationship and no history of default.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 11. Taxes other than income tax prepayment

Prepayments for taxes other than income tax are presented below:

8 July 2008
VAT and excise duties	100
Unified Social Tax (UST)	53
Other taxes	1,265

Total taxes other than income tax prepayment	1,418

Note 12. Cash and cash equivalents

8 July 2008
Cash in hand	94
Bank balances payable on demand	12,240

Total cash and cash equivalents	12,334

All the bank balances and deposits are neither past due nor impaired.

Analysis of the credit quality of bank balances and deposits is as follows:

8 July 2008
Rating	Bank balances payable on demand
AA-*	290
B+*	177
B+/B**	85
B++***	2,353
BB*	236
BB-*	4
BB+	469
BBB*	544
BBB/F3**	3,869
Other unrated	4,213

Total	12,240

Ratings:

* - Standard & Poor’s

** - Fitch’s

*** - Rating agency «Expert RA»

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 13. Share capital

	Companies	Share capital as at 08 July 2008
1	ZAO LVZ Topaz	10,278
2	ZAO Srednerussky LVS	3,576
3	ZAO Sibirsky LVZ	1,773
4	OOO Trade House Russia Alcohol Center	758
5	ZAO Group of companies Russian Alcohol	422
6	OOO Trade House Russian Alcohol North West	407
7	OOO Glavspirttrest	104
8	Ushba Distilly and its subsidiaries	12
9	OOO Chorniy & Mikola	7
10	Vlaktor Trading Ltd	2
11	AUK Holding Ltd	2

	Total share capital	17,342

Note 14. Loans and borrowings

Breakdown of the non-curent loans and borrowings is presented in the table below:

Non-current loans and borrowings
Bank/type of borrowing	Currency	Interest rate	Date of repayment	8 July 2008
MDM Bank	EUR	EURIBOR + 4.20%	20/12/2012	1,391
MDM Bank	EUR	EURIBOR + 4.20%	20/12/2012	426
MDM Bank	EUR	EURIBOR + 4.20%	20/12/2012	41
MDM Bank	EUR	EURIBOR + 4.20%	20/12/2012	242
Other				4
Total non-current loans and borrowings				2,104

Current loans and borrowings and current portion of non-current loans and borrowings				—

Total non-current loans and borrowings net of current portion				2,104

Property, plant and equipment were pledged as collateral for loans and borrowings. See Notes 7 and 9.

100% percent of shares of ZAO Sibirsky LVZ were pledged as collateral for loans as of 8 July 2008 and 31 December 2007. See note 13 Share Capital.

The Group has not entered into any hedging arrangements in respect of its foreign currency obligations or interest rate exposure, and therefore does not apply hedge accounting.

The carrying value of borrowings and loans approximates fair values.

23

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Current loans and borrowings
Bank/type of borrowing	Currency	Interest rate	Date of repayment	8 July 2008	31 December 2007
MDM Bank	USD	11.37%	14/01/2011	—	1,011
MDM Bank	USD	9.99%	27/11/2009	—	2,422
MDM Bank	USD	10.50%	27/11/2009	—	1,616
MDM Bank	USD	11.37%	14/01/2011	—	4,099
MDM Bank	EUR	10.31%	27/11/2009	—	1,588
MDM Bank	EUR	9.10%	10/10/2010	—	1,725
MDM Bank	EUR	9.10%	10/10/2010	—	2,547
MDM Bank	EUR	9.10%	10/10/2010	—	88
MDM Bank	EUR	9.02%	28/12/2009	—	439
MDM Bank	USD	EURIBOR + 4,20%	22/01/2011	—	1,560
MDM Bank	EUR	EURIBOR + 4,20%	22/01/2011	—	477
MDM Bank	USD	LIBOR + 5.00%	27/11/2009	1,806	—
MDM Bank	USD	LIBOR + 5.00%	27/11/2009	1,204	—
MDM Bank	USD	LIBOR + 6.50%	14/01/2011	4,077	—
MDM Bank	USD	LIBOR + 6.50%	14/01/2011	1,019	—
MDM Bank	EUR	LIBOR + 6.50%	27/11/2009	1,275	—
MDM Bank	EUR	EURIBOR + 4.20%	10/10/2010	1,539	—
MDM Bank	EUR	EURIBOR + 4.20%	10/10/2010	2,273	—
MDM Bank	EUR	EURIBOR + 4.20%	10/10/2010	79	—
MDM Bank	EUR	EURIBOR + 6.50%	28/02/2011	964	—
MDM Bank	USD	EURIBOR + 6.50%	01/06/2011	1,880	—
MDM Bank	EUR	EURIBOR + 4.25%	29/12/2009	352	—
NPK Topaz	RUR	5.00%	18/10/2009	—	518
NPK Topaz	RUR	5.00%	06/09/2008	—	737
Sberbank RF	RUR	10.00%	10/06/2008	—	6,114
Sberbank RF	RUR	9.00%	11/01/2008	—	6,114
Sberbank RF	RUR	10.50%	11/02/2008	—	9,783
Sberbank RF	RUR	11.00%	05/11/2008	10,615	10,191
Sberbank RF	RUR	10.50%	12/03/2008	—	6,114
Sberbank RF	RUR	11.00%	11/08/2008	10,615	10,191
Sberbank RF	RUR	10.50%	04/04/2008	—	5,707
Sberbank RF	RUR	10.50%	14/04/2008	—	5,707
Sberbank RF	RUR	11.00%	05/11/2008	—	—
Sberbank RF	RUR	11.00%	11/08/2008	—	—
Sberbank RF	RUR	10.50%	13/11/2008	6,369	—
Sberbank RF	RUR	12.00%	18/07/2008	5,945	—
Sberbank RF	RUR	12.00%	22/08/2008	4,245	—
Sberbank RF	RUR	12.00%	26/09/2008	2,548	—
Sberbank RF	RUR	12.00%	11/09/2008	4,034	—
Sberbank RF	RUR	12.00%	10/10/2008	9,766	—
Sberbank RF	RUR	12.00%	08/12/2008	6,369	—
Sberbank RF	RUR	12.00%	20/11/2008	2,335	—
Sberbank RF	RUR	12.00%	18/12/2008	849	—
Sberbank RF	RUR	11.00%	21/03/2008	—	1,226

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Gazprombank	RUR	11.40%	07/03/2008	—	3,673
Gazprombank	RUR	11.60%	07/03/2008	—	2,449
Grand Invest Bank	RUR	12.50%	22/02/2008	—	6,111
Gazprombank	RUR	11.50%	01/07/2009	8,503	—
Gazprombank	RUR	11.40%	07/03/2008	—	2,449
Alfa Bank	USD	10.94%	29/02/2008	—	6,810
Raiffeisen Bank Spb	RUR	10.83%	10/07/2008	—	4,496
Raiffeisen Bank Spb	RUR	10.58%	01/05/2009	—	4,517
Raiffeisen Bank Spb	RUR	MOSPRIME + 3.75%	10/07/2008	3,948	—
Raiffeisen Bank Spb	RUR	MOSPRIME + 3.50%	30/04/2009	4,669	—
HSBC	RUR	MOSPRIME + 3.00%	15/07/2008	21,263	—
Tulskiy RF	RUR	10.50%	05/06/2008	1,957	—
Volupte Investments LTD	USD	0.00%	22/02/2008	—	1,193
Petrocommerz	RUR	10.00%	29/12/2008	22	—
Petrocommerz	RUR			61,125	65,872
Petrocommerz	RUR			2,445	7,781
Other				157	1,430

Total current loans and borrowings				184,247	186,755

Total loans and borrowings				186,351	186,755

Note 15. Taxes, other than income tax payable

8 July 2008
Excise	44,807
VAT	28,256
Property tax	201
Personal income tax	648
Other taxes payable	340

Total taxes, other than income tax payable	74,252

Note 16. Provisions for liabilities and charges

Provisions for future liabilities and charges are presented below:

	8 July 2008	Increase in provision	Translation effect	31 December 2007
Other provisions for liabilities and charges
Current income tax provisions	23,914	3,490	(949)	21,373
VAT provisions	24,458	3,724	(1,013)	21,747

Total current provisions	48,372	7,214	(1,962)	43,120

Tax risks. The Group management has assessed, based on its interpretation of the relevant legislation that it is probable that certain tax positions taken by the Group would not be sustained against challenge by the tax authorities. Accordingly, the Group has created provisions for the associated undeclared taxes and the related penalties and interest (presented in the table above).

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Legal claims. The Group is not involved in any legal proceedings with regard to which provisioning would be required.

Note 17. Trade and other accounts payable

8 July 2008
Financial liabilities
Trade accounts payable	91,897
Other accounts payable	13,585

Non-financial liabilities
Accrued employee benefit costs	3,018
Advances received	1,956

Total other accounts payable	18,559

Total trade and other accounts payable	110,456

Advances received mainly consist of prepayments for inventories (alcohol and water).

Note 18. Revenue

For the period ended 8 July 2008
Sales of goods
- sales of vodka	194,814
- sales of low-alcohol beverages	42,919
Other sales	209

Total revenue	237,942

Revenue attributable to sales of goods was primarily received from sales in the domestic market. Export transactions represent an insignificant part of total sales. Revenue is stated net of exise taxes of USD 78,939 thousand.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 19. Cost of sales

For the period ended 8 July 2008
Cost of produced vodka by elements:
- raw materials and supplies	61,454
- salaries and social taxes	20,903
- depreciation	654

Total cost of produced vodka	83,011

Cost of produced low-alcohol beverages by elements:
- raw materials and supplies	24,512
- salaries and wages and social taxes	1,674
- depreciation	767
Total cost of produced low-alcoholic products	26,953

Impairment loss on inventory	9,037
Other expenses	6,771

Total cost of sales	125,772

Note 20. Selling and distribution expenses

For the period ended 8 July 2008
Marketing expenses	18,897
Transportation expenses	15,959
Salaries and wages	8,836
Impairment loss for loans and accounts receivable	13,245
Depreciation and amortisation	339
Material expenses	523
Professional services (consulting services)	180
Other	3,855

Total selling and distribution expenses	61,834

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 21. General and administrative expenses

For the period ended 8 July 2008
Salaries and wages	24,290
Professional services	1,267
Depreciation and amortisation	1,037
Loss on sale and disposal of PPE and other assets	39
Taxes other then income tax	666
Bank charges	1,575
Material expenses	1,210
Other general and administrative expenses	11,319

Total general and administrative expenses	41,403

Note 22. Income tax expense

Income tax expense comprises the following elements:

For the period ended 8 July 2008
Total Income tax expense - current	(11,825)
Deferred tax benefit	12,398

Income tax expense for the period	573

The expected tax charges are reconciled to the actual tax charges as follows.

For the period ended 8 July 2008
Loss before income tax	(1,517)

Theoretical tax credit at the statutory tax rate of 24%	364

Tax effect of non-deductible expenses	(950)
Tax effect of non-taxable income	1,159

Income tax benefit for the period	573

Unrecognized prior year deferred tax benefit

28

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Differences between IFRS and Russian statutory taxation regulations give rise to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. The tax effect of the movements in these temporary differences is detailed below and is recorded at the rate of 24% (31 December 2007: 24%). On 26 November 2008, the Russian Federation reduced the standard corporate income tax rate from 24% to 20% with effect with 1 January 2009. The Company will apply the reduced 20% tax rate to deferred tax balances as at 31 December 2008.

	08 July 2008	Credited to profit or loss: Expense/ (income)	Translation difference	31 December 2007
Tax effect of deductible/(taxable) temporary differences and tax loss carry forwards
Accruals	7,852	6,913	310	629
Accounts receivable impairment provision	3,668	2,633	132	903
Inventories impairment provision	2,939	2,505	123	311
Non-realized profit	273	(1,176)	11	1,438
Tax losses carry forward	521	156	20	345
Other	1,198	850	22	316

Recognised deferred tax asset	16,451	11,881	628	3,942

Recognised deferred tax liability	(418)	517	(2)	(933)

Net deferred tax assets/(liabilities)	16,033	12,398	626	3,009

In the context of the Group’s current structure, tax losses and current tax assets of different Group entities may not be offset against current tax liabilities and taxable profits of other group companies and, accordingly, taxes may accrue even where there is a combined tax loss. Therefore, deferred tax assets and liabilities are offset only when they relate to the same taxable entity.

Note 23. Contingencies, commitments and operating risks

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. On the basis of its own estimates and both internal and external professional advice the Management is of the opinion that no material losses will be incurred in respect of claims in excess of provisions which have been made in these combined financial statements.

Tax legislation. Russian tax and customs legislation is subject to varying interpretations and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant authorities.

The Russian tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. In October 2006, the Supreme Arbitration Court issued guidance to lower courts on reviewing tax cases providing a systemic roadmap for anti-avoidance claims, and it is possible that this will significantly increase the level and frequency of scrutiny by the tax authorities.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open for review by the tax authorities for three calendar years preceding the year of review. In certain circumstances such review may cover longer periods.

Russian transfer pricing legislation introduced 1 January 1999 provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all controllable transactions, provided that the transaction price differs from the market price by more than 20%.

Controllable transactions include transactions with interdependent parties, as determined under the Russian Tax Code, all cross-border transactions (irrespective whether performed between related or unrelated parties), transactions where the price applied by a taxpayer differs by more than 20% from the price applied in similar transactions by the same taxpayer within a short period of time, and barter transactions. There is no formal guidance as to how these rules should be applied in practice. In the past, the arbitration court practice in this respect has been contradictory.

Tax liabilities arising from inter-company transactions are determined using actual transaction prices. It is possible with the evolution of the interpretation of the transfer pricing rules in the Russian Federation and the changes in the approach of the Russian tax authorities, that such transfer prices could be challenged. Given the brief nature of the current Russian transfer pricing rules, the impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

The Group includes companies incorporated outside Russia. Tax liabilities of the Group are determined on the assumptions that these companies are not subject to Russian profits tax because they do not have a permanent establishment in Russia. Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of the interpretation of these rules and the changes in the approach of the Russian tax authorities, the non-taxable status of some or all of the foreign companies of the Group in Russia may be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

Russian tax legislation does not provide definitive guidance in certain areas. From time to time, the Group adopts interpretations of such uncertain areas that reduce the effective income tax rate of the Group. As noted above, such tax positions may come under heightened scrutiny as a result of recent developments in administrative and court practices. The impact of any challenge by the tax authorities cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the Group.

In addition to the above transfer pricing matters, management estimates that the Group has other possible obligations from exposure to other than remote risks in respect of taxes of USD 6,942 thousand (31 December 2007: USD 5,731 thousand). These exposures primarily relate to recognition of expenses in respect of income tax and to VAT recovery in the area of ambiguous interpretation of a number of transactions.

Assets pledged and restricted. At 8 July 2008 and 31 December 2007 the Group has items of property, plant and equipment and inventories pledged as collateral. See Notes 7, 9 and 14.

Operating lease commitments. The Group entities lease property under current cancellable operating lease agreements. There were no breaches of the agreements, including those related to unauthorised improvements of leased property.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group periodically evaluates its obligations under environmental regulations. As obligations are determined, they are recognised immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation, cannot be reliably estimated but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage.

Compliance with loan agreement covenants. The Group is subject to certain covenants related primarily to its borrowings. Non-compliance with these covenants may lead to negative consequences for the Group. The Group has breached certain covenants, thus non-current loans in the amount of USD 16,291 thousand were reclassed to current loans as at 08 July 2008 (31 December 2007: USD 15,328 thousand).

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Note 24. Financial risk management

The risk management function within the Group is carried out in respect of financial risks, operational risks and legal risks. Financial risk comprises market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk. The primary objectives of the financial risk management function are to establish risk limits, and then ensure that exposure to risks stays within these limits. The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures to minimise operational and legal risks.

Credit risk. The Group takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Group’s sales of products on credit terms and other transactions with counterparties giving rise to financial assets.

The Group’s maximum exposure to credit risk is each class of assets as follows:

8 July 2008
Trade and other accounts receivable
Trade accounts receivable	266,837
Loans receivable	4,155
Other accounts receivable	11,262
Cash and cash equivalents
Cash with bank accounts payable on demand	12,334

Total maximum exposure to credit risk	294,588

The Group controls the level of credit risk it faces by firstly setting credit limits for each major counter-party. These limits are set both in terms of the maximum allowable credit in money term, and in term of the number of days within which the counter-party must settle each invoice. These limits are set independently of the sales force and approved by senior management.

In the event of a counter-party breaching credit terms further shipments to that counter-party are automatically stopped, and a credit collection procedure commences based on standard procedures.

Each week a credit committee comprising representatives of sales, finance and logistics meet and review all receivables balances. In addition the most significant 35 balances in terms of value are subject to additional review at a senior credit committee including representatives of sales, finance, legal and the CEO and COO of the Group.

Reliable financial information on a counter-party is not always available in the Russian market. Accordingly, the Group maintain a department of internal auditors whose role is to perform regular audits of all significant counter-parties in order to provide additional information for consideration by the credit committee.

Credit risks concentration. In the current world economic conditions credit risk is the major concern of Group management. Credit risk in respect of the Group’s customers is addressed above. Credit risk in respect of Group’s partners has been addressed in respect of availability of funding required by the Group to finance its operations, by entering into long-term financing agreements with a consortium of reputable western financing institutions by focusing on and working with those financial institutions considered to offer minimum risk, and where possible, by working with the institutions participating in the lending consortium referred to above.

Market risk. The Group takes on exposure to market risks. Market risks arise from open positions in (a) foreign currencies, (b) interest bearing assets and liabilities, all of which are exposed to general and specific market movements. However, the use of this approach does not prevent losses outsides of these limits in the event of more significant market movements.

Sensitivities to market risks included below are based on a reasonably possible change in factor while holding all other factors constant. In practice, this is unlikely to occur and changes in some factor can be correlated.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Foreign exchange risk. The Group is currently exposed to significant foreign exchange risk in respect of its non-current borrowings. The Group monitors these risks on a monthly basis, and regularily conducts market research to exposure to foreign exchange movements and adjusts its currency portfolio accordingly.

The tables below summarise the Group’s exposure to foreign currency exchange rate risk at the balance sheet date.

As of 8 July 2008:

Currency	Cash and cash equivalents	Trade and other accounts receivable	Loans and borrowings	Trade and other accounts payable	Net balance sheet position
RUR	6,706	232,436	(167,028)	(72,545)	(431)
USD	3,270	4,352	(9,577)	(329)	(2,284)
Euro	693	4,438	(10,507)	(772)	(6,148)
Other	1,665	—	—	(410)	1,255

Total	12,334	309,125	(186,351)	(110,456)	(7,608)

As of 31 December 2007:

Currency	Cash and cash equivalents	Trade and other accounts receivable	Loans and borrowings	Trade and other accounts payable	Net balance sheet position
RUR	10,048	230,036	(161,689)	(56,896)	21,512
USD	146	1,872	(18,201)	(1,300)	(17,483)
Euro	1	6,860	(6,865)	(1,048)	(1,052)
Other	33	—	—	(591)	(558)

Total	10,228	238,768	(186,755)	(59,835)	2,419

The Group operates predominantly in Russia and other countries of CIS. The Group is therefore exposed to market risk associated with those economies. The Group actively manages these risks by maintaining a portofolio of brands with different price positioning. In addition, mainly the Group’s cash flows are generated in roubles, the Group works actively to identify and cooperate with suppliers who can supply rouble priced products.

At 8 July 2008, if the US dollar had strengthened by 30% against the Russian Roubles with all other variables held constant, post tax profit for the period would be lower by USD 685 thousand.

At 8 July 2008, if the Euro had strengthened by 30 % against the Russian Roubles with all other variables held constant, post tax profit for the period would be lower by USD 1,844 thousand.

Interest rate risk. The Group obtains borrowings from and deposits surplus funds with banks at current market interest rates. The Group is exposed to interest rate risk through market value fluctuations of interest bearing borrowings.

The Group’s interest rate risk arises from borrowings (Note 14). Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk.

As at 8 July if the interest rate on variable rate loans and borrowings had increased by 5% with all other variables held constant, post tax profit for the period would be lower by USD 1,942 thousand.

The Group analyses its interest rate exposure on a dynamic basis. Various scenarios are simulated taking into consideration refinancing, renewal of existing options and alternative financing. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Liquidity risk. Prudent liquidity risk management includes maintaining sufficient cash and the availability of funding from an adequate amount of committed credit facilities.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 6 months equal their carrying balances, as the impact of discounting is not significant.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
As at 8 July 2008
Trade accounts payable	51,897	—	—
Other accounts payable	18,559	—	—
Borrowings (principal)	184,297	4	2,100
Borrowings (interest)	13,470	—	805
As at 31 December 2007
Trade accounts payable	47,781	—	—
Other accounts payable	12,054	—	—
Borrowings (principal)	169,355	6,046	11,354
Borrowings (interest)	11,362	—	—

Capital risk management. The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The amount of capital that the Group managed as of 30 June 2008 was USD 207,051 thousand (31 December 2007: USD 214,340 thousand).

Consistent with others in the industry, the Group monitors capital on a gearing ratio basis. This ratio is calculated as total net debt divided by total capital under management. Net debt is calculated as total borrowings (including “current and non-current borrowings” as shown in the combined balance sheet) less cash and cash equivalents. Total capital under management is calculated as “equity” as shown in the combined balance sheet plus net debt. The Group has breached certain covenants which are set in the Group’s loan agreements (See Notes 14 and 23).

8 July 2008
Total loans and borrowings (Note 14)	184,247
Less: Cash and cash equivalents (Note 12)	(12,334)
Net debt	171,913
Total equity	34,347

Total capital	206,260
Gearing ratio	83%

Note 25. Fair value of financial instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The best evidence of the fair value is an active quoted market price of a financial instrument.

The estimated fair value of a financial instrument has been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. The Russian Federation continues to display some characteristics of an emerging market and economic conditions continue to limit the volume of activity in the financial markets. Market quotations may be outdated or reflect distress sale transactions and therefore not represent fair values of financial instruments. Management has used all available market information in estimating the fair value of financial instruments.

Russian Alcohol Group

Notes to the Combined Interim Financial Statements for the period ended 8 July 2008

(All items are presented in thousands of US Dollars unless otherwise stated)

Financial assets carried at amortised cost. The fair value of floating rate instruments is normally their carrying amount. The estimated fair value of fixed interest rate instruments is based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity. Discount rates used depend on credit risk of the counterparty.

Carrying amounts of financial receivables approximate their fair values.

Liabilities carried at amortised cost. Fair values of other liabilities are determined using valuation techniques. The estimated fair value of fixed interest rate instruments with stated maturity was estimated based on expected cash flows discounted at current interest rates for new instruments with similar credit risk and remaining maturity. The fair value of liabilities repayable on demand or after a notice period (“demandable liabilities”) is estimated as the amount payable on demand, discounted from the first date that the amount could be required to be paid. Refer to Note 14 for the estimated fair values of borrowings. Carrying amounts of trade and other payables approximate their fair values.

Note 26. Presentation of financial instruments by measurement category

For the purposes of measurement, IAS 39, Financial Instruments: Recognition and Measurement, classifies financial assets into the following categories: (a) loans and receivables; (b) available-for-sale financial assets; (c) financial assets held to maturity and (d) financial assets at fair value through profit or loss (“FVTPL”). All of the Group financial assets are classified within “Loans and receivables” category both as at 8 July 2008 and as at 31 December 2007. All of the Group’s financial assets are carried at amortised cost.

All of the Group’s financial liabilities are carried at amortised cost.

Note 27. Events after reporting period

Acquisition of the Group

On July 9, 2008, CEDC completed an investment with Lion Capital LLP and certain of Lion’s affiliates and funds managed and advised by Lion Capital LLP (together referred to as “Lion”), pursuant to which CEDC and Lion acquired all of the outstanding equity of the Russian Alcohol Group (“RAG”) via shareholdings in the holding company Lion/Rally Lux 1 SA. In connection with that investment, CEDC acquired an indirect equity stake in RAG of approximately 42%, and Lion acquired substantially all of the remainder of the equity of RAG. The agreements governing that investment gave CEDC the right to acquire, and gave Lion the right to require CEDC to acquire Lion’s equity stake in RAG (the “Prior Agreement”).

On April 24, 2009, CEDC and Lion entered into new agreements with Lion to replace the Prior Agreement, which requires CEDC, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of the equity interests in RAG held by Lion (the “Acquisition”), including Option Agreements and a Note Purchase and Share Subscription Agreement between CEDC, Carey Agri International – Poland Sp. z o.o., a Polish limited liability company and subsidiary of CEDC (“Carey Agri”), Lion/Rally Cayman 2 and Lion/Rally Cayman 5, a company incorporated in the Cayman Islands and an affiliate of Lion (“Cayman 5”), such agreements being termed the Option Agreements” and the “Note Purchase Agreement”, collectively the “New Agreements”.

Under the terms of the Note Purchase Agreement CEDC converted loan notes to Lion/Rally Lux 3 SA of USD 103,500,000 into share capital of Lion/Rally Cayman 2, as a result increasing its percentage ownership of shares to 52.86%. As a result of the Option Agreements CEDC has a right to receive all dividends giving CEDC an effective economic interest from 24 April 2009 of 100% in Lion/Rally Cayman 2, whilst management control continues to ultimately rest with Lion Capital LLP, exercised via its participation in several affiliates including limited partnerships. The economic interest of CEDC in Lion/Rally Cayman 2 has been pledged as collateral in respect of payment obligations under the New Agreements.

Early redemption of debt

As a consequence of the Acquisition and the re-financing all of the loans and borrowings outstanding as at 8 July 2008 were repaid.

In July 2008 the Group re-financed and obtained a loan facility from a third party lending institution with limit of USD 315 thousand. The loan was received in several tranches which are repayable within from 15 to 84 months. The loan bears floating rate interest based on LIBOR plus from 5.50% to 7.00% depending on a particular tranche conditions.